Exhibit 10.2.3


                                AMENDMENT TO THE
                             WINN-DIXIE STORES, INC.
                     PERFORMANCE-BASED RESTRICTED STOCK PLAN

    This Amendment to the Winn-Dixie Stores, Inc. Performance-Based Restricted Stock Plan (the "Plan") is made effective as of January 26, 2000.

     1. The name of the Plan shall be changed to the "Winn-Dixie Stores, Inc. Restricted Stock Plan."

     2.   The first paragraph of the Plan shall be amended to read as follows:

          "Winn-Dixie Stores, Inc. (the "Company") herein adopts the Winn-Dixie Stores, Inc. Restricted Stock Plan (the "Plan") as part of its Officer Compensation Program. The Plan shall be effective as of June 15, 1998."

     3.   Section I.A. of the Plan shall be amended to read as follows:

          " 'Restricted Stock' consists of actual shares of Company common stock that cannot be sold, transferred or pledged until the Restriction Period lapses. Unless provided otherwise in the individual award agreement pursuant to which the restricted stock is granted, the Restriction Period will lapse within 30 days after the date on which independent certified public accountants have issued their opinion on the Company's financial statements and the Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") pursuant to Section II has determined in writing that the performance requirements have been satisfied. While the restrictions remain, the holder of the shares has the right to vote the shares and receive dividends."

     4. The first paragraph of Section I.F. shall be amended to read as follows:

          "--  The  Committee  shall  determine  the  Key  Employees  who  shall participate in the Plan, the shares of stock awarded to each Key Employee and the terms and conditions for shares to be awarded, including, but not limited to, the Restriction Period, the performance period and performance requirements, if any, and any share ownership obligations of a Key Employee. Lapsing of restrictions on Restricted Stock awarded hereunder may be based upon satisfaction of performance-based requirements or non-performance-based requirements, as determined by the Committee at or prior to the time of grant."

     5. The fourth paragraph of Section I.F. shall be amended to read as follows:

          "-- Unless there is a Change in Control or the Committee determines otherwise, the restrictions will lapse and the stock will belong to a participant free and clear of any restrictions when the Restriction Period expires, if and only if, the participant remains in the employ of the Company or its subsidiaries and in a Key Employee position throughout the Restriction Period and, if applicable, the preestablished performance requirements are satisfied."

     6.   Section II.B. shall be amended to read as follows:

          "The Committee shall have the authority to establish the terms and conditions of all awards including, but not limited to, establishing the Restriction Period, the performance periods and performance requirements, if any, any other requirements that must be satisfied before restrictions on Restricted Stock lapse, and any share ownership obligations."

  All provisions of the Plan not specifically mentioned in this Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment.